UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 18, 2015

CHINA INTERNET CAFÉ HOLDINGS GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52832	98-0500738
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

#1707, Block A, Genzon Times Square
Longcheng Blvd, Centre City, Longgang District
Shenzhen, Guangdong Province
People's Republic of China	518172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  86-755-8989-6008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2015, Mr. Luke Liu tendered his resignation as director and member of the Compensation and Nominating Committees of China Internet Café Holdings Group, Inc. (the “Company”), effective immediately. Mr. Liu’s resignation was for personal reasons and was not in connection with any disagreement on any matter relating to the Company’s operations, policies or practices.

On March 18, 2015, the Board of Directors of the Company accepted Mr. Liu’s resignation and appointed Mr. Fuquan Guo as director of the Company and member of the Audit, Compensation and Nominating Committees with immediate effect.

Mr. Guo joined Shenzhen Junlong Culture Communication Co., Ltd. (“Junlong”), a controlled entity of the Company, in 2003, working in a variety of roles, including assistant to financial manager. From 2007 to 2013, he was the assistant to the Operation Director of Junlong and was promoted to Operation Director in 2013. He is currently in charge of the daily operations of Junlong’s wholly owned internet cafés. Over the past few years, he has been involved in all the aspects of the internet cafe businesses and has gained extensive experience in the internet cafe industry. Mr. Guo obtained his bachelor’s degree in marketing from Shenzhen University in 2007. Mr. Guo’s foregoing experience, qualifications, attributes and skills led us to the conclusion that he should serve as a director of our company.

Mr. Guo will receive a director fee of $15,000 each year for his service on the board of directors and the committees of the board.

Except that Mr. Fuquan Guo is the nephew of Mr. Dishan Guo, the Company’s Chief Executive Officer, Chief Financial Officer and chairman, there is no family relationship between Mr. Guo and any of our other officers and directors. There are no understandings or arrangements between Mr. Guo and any other person pursuant to which Mr. Guo was selected as a director. There has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Guo had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA INTERNET CAFÉ HOLDINGS GROUP, INC.
Dated: March 23, 2015
	By:	/s/ Dishan Guo
	Name:	Dishan Guo
	Title:	Chief Executive Officer